Mail Stop 3561

      July 15, 2005


Via U.S. Mail and Fax
Mr. William Shaw
Chairman of the Board, President, and CEO
Volt Information Sciences, Inc.
560 Lexington Avenue
New York, NY 10022

RE:  	Volt Information Sciences, Inc.
		Form 10-K for the fiscal year ended October 31, 2004
		Filed January 14, 2005
      File No. 001-09232

Dear. Mr. Shaw:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


      Sincerely,


								/s/ Michele Anderson
      Michele Anderson
								Legal Branch Chief






cc:	Michael J. Shef
	Troutman Sanders LLP
	Via Facsimile: (212) 704-6288
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE